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Report of Independent Registered Public Accounting Firm


To the Shareholders and
Board of Trustees of
Evergreen Global Dividend Opportunity Fund

In planning and performing our audit of the financial statements of the Evergreen Global Dividend Opportunity
Fund (the Fund) as of and for the year ended October 31, 2008, in accordance with the standards of the Public
Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

Management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP). A companys internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following deficiencies in the Funds internal control over financial reporting and its operation, including controls over safeguarding of securities, that we consider to be material weaknesses as defined above at October 31, 2008:

	the Fund did not have effective review controls in place to identify errors in the processes used to value investments in securities not traded in active markets;

	reconciliation and review controls were not adequately designed to ensure that cash and collateral balances were accurately stated; and

	the Fund did not have effective monitoring controls in place to ensure that investment valuations and cash and collateral balances managed by an unaffiliated sub-advisor were accurately stated.

As a result, the current years financial statements were materially adjusted, prior to their filing. The effects of the adjustments on the current years financial statements were to decrease investments in securities, at value; decrease payable for securities sold short, at value; and to decrease the change in unrealized gains and losses on investments. Additionally adjustments were made to the per share amount for net realized and unrealized gains or losses on investments and the end of period net asset value per share reported in the financial highlights for the current year. These control deficiencies caused us to reevaluate the nature, timing, and extent of procedures performed in our audit of the financial statements of the Fund for the year ended October 31, 2008 and this report does not affect our report on the financial statements of the Fund dated January 16, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of Evergreen Global
Dividend Opportunity Fund and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.



Boston, Massachusetts
January 16, 2009